EXHIBIT 5.1

DLA Piper LLP (US)
701 Fifth Avenue, Suite 6900 Seattle, WA 98104-7044
T 206-839-4800
F 206-839-4801
W www.dlapiper.com

July 15, 2020

Adaptive Biotechnologies Corporation

1551 Eastlake Avenue East, Suite 200

Seattle, Washington 98102

Ladies and Gentlemen:

We have acted as counsel to Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-3 (Registration No. 333-239854) (as may be amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) initially filed with the Securities and Exchange Commission (the “Commission”) on July 14, 2020, the related base prospectus dated July 14, 2020 contained in the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement dated July 14, 2020 filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a final prospectus supplement dated July 16, 2020 filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).  The Registration Statement and the Prospectus relate to an underwritten public offering of  (i) up to 7,200,000 shares (the “Company Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”) to be sold by the Company, including up to 1,200,000 shares of Common Stock that may be issued and sold upon exercise of the underwriter’s option to purchase additional shares, and (ii) up to 2,000,000 shares (the “Selling Shareholder Shares” and together with the Company Shares, the “Shares”) of Common Stock to be sold by the selling shareholder identified in the Prospectus.

This opinion is being furnished in connection with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Washington.

On the basis of the foregoing, we are of the opinion that:

1.

When the Company Shares are issued and paid for in accordance with the terms of the underwriting agreement, substantially in the form filed as Exhibit 1.1 to the Registration Statement, they will be validly issued, fully paid and nonassessable.

2.	The Selling Shareholder Shares are validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)